Exhibit 10.2

Modification to Terms of Employment for Melissa Ernst

January 23, 2015

Dear Melissa:

The following will modify your Employment Agreement dated April 1, 2010, as amended (the “Employment Agreement”) with Quality Distribution, Inc. (the “Company) effective as of the date set forth above (the “Effective Date”).

1.	Section 3.3 is amended by substituting the following for the first sentence thereof:

The Executive shall be eligible at the discretion of the Compensation Committee, to receive an annual equity award, at target, equal to 50% of Executive’s base salary compensation.

The Company requests your signature and your subsequent delivery of this letter agreement to the Company to evidence confirmation of your understanding of, and agreement to, the above-described changes to the terms of your employment as of the Effective Date.

QUALITY DISTRIBUTION, INC.

By:
Gary R. Enzorb
Chief Executive Officer

Agreed to and accepted as of the date first written above.

By:
Melissa Ernst